For Immediate Release:
January 28, 2003


              DICE INC. ANNOUNCES AGREEMENT WITH PRIMARY NOTEHOLDER
                  Agreement Provides for Plan for Restructuring

New York, NY--January 28, 2003--Dice Inc. (Nasdaq: DICEC) today announced that it has entered into a lock-up agreement with Elliott Associates, L.P. and Elliott International, L.P. (together, "Elliott"), which collectively hold approximately 48% of the Company's 7% Convertible Subordinated Notes due January 2005 (the "Notes"). The lock-up agreement provides for a plan to restructure the Company's capital structure.

The lock-up agreement calls for Elliott to vote in favor of a plan in which the Company would exchange 95% of its common stock for all of the $69.4 million outstanding face amount of the Notes. The agreement also calls for the Company to effect this transaction through a pre-arranged bankruptcy filing, which the Company expects would be made within the next several weeks, and for the Company to emerge from the process as a privately held company. While pursuing this restructuring plan, the Company has determined not to make the $2.4 million interest payment on the Notes due January 27, 2003. The terms of the Notes' Indenture provide for a 30-day grace period.

"This proposed plan will enable us to put in place a capital structure which is more appropriate for us," said Scot W. Melland, president and chief executive officer of Dice Inc. "Our two businesses are operating as usual, including making timely payments to suppliers and service providers, and continuing to provide customers with the highest quality service."

The plan provides for the largest shareholders (currently projected to be 130 in number and measured based on a level of shareholdings to be determined) to receive common stock in the Company, and the remainder of shareholders to receive an allocation of cash of no more than $50,000 in the aggregate. In addition to retaining 5% ownership, shareholders receiving new common stock would also receive warrants to acquire an additional 8% of new common stock, exercisable at $69.4 million in the aggregate. Upon the Company's exit from bankruptcy, Elliott would own approximately 46% of the Company.

"Our focus over the next few months will be to lead Dice through an efficient restructuring process and emerge by mid-2003 as an essentially debt-free company," said Michael P. Durney, senior vice president and chief financial officer of Dice Inc.

The Notes are solely obligations of Dice Inc., which is the holding company of Dice Career Solutions, Inc. and MeasureUp, Inc.

The Company reported that it had $7.5 million in cash and marketable securities as of December 31, 2002, and $7.1 million as of January 24, 2003.

The proposed restructuring plan will be submitted for a vote to all noteholders and Dice Inc. shareholders after the pre-arranged bankruptcy plan has been filed and a disclosure statement relating to the plan is approved by the court.

There can be no assurances that this capital restructuring will be successful. The expiration of the grace period without forbearance from noteholders or payment of the interest due by the Company will create an event of default under the terms of the Indenture of the Notes, and the noteholders will have the right to require acceleration of the payment of the $69.4 million outstanding in Notes.

About Dice Inc.
Dice Inc. (Nasdaq: DICEC, http://about.dice.com) is the leading provider of online recruiting services for technology professionals. Dice Inc. provides services to hire, train and retain technology professionals through its two operating companies, dice.com, the leading online technology-focused job board, as ranked by Media Metrix and IDC, and MeasureUp, a leading provider of assessment and preparation products for technology professional certifications.

Corporate Profile
Dice Inc.'s corporate profile can be viewed by clicking on Investor Relations at http://about.dice.com.

This press release contains forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to anticipated cash resources, the proposed restructuring plan, proposed new capital structure, or proposed private company structure, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to meet operating objectives or to execute the operating plan, failure to meet restructuring plan objectives or to execute the restructuring plan, competition, and other economic factors. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission. Any forward-looking information in or referred to by this press release is current only as of the date of publication, and Dice Inc. disclaims any obligation to update this information, except as required by law.


Company Contact Information               Media Contact Information
Michael P. Durney                         Claudine Cornelis
Senior Vice President, Finance and        Stephanie Sampiere
Chief Financial Officer                   FD Morgen-Walke
                                          tel: 212-850-5600
Constance Melrose
Vice President, Treasury and              Investor Relations Contact Information
Investor Relations                        Richard Schineller
                                          3rd Millennium
Dice Inc.                                 rich@3rd-mm.com
ir@dice.com
-----------                               tel:  973-244-7800, ext. 1711
tel: 212-725-6550